Exhibit 99.1

Wynn Macau Expansion to open on December 24th, 2007

LAS VEGAS – (BUSINESS WIRE) – December 19, 2007 – Wynn Resorts, Limited (Nasdaq: WYNN) announced today that it will open its Wynn Macau expansion on Monday, December 24th; approximately one month earlier than anticipated. The expansion will include 85 additional tables, 551 new slot machines and Wynn Macau’s new rotunda entrance showcasing a dramatic front feature attraction. Subsequent to the opening of the expansion, Wynn Macau is expected to have a total of approximately 390 table games and 1,190 slot machines.

In January 2008, we will unveil our expanded retail promenade featuring 11 new stores including Dunhill, Ermenegildo Zegna, Ferrari, Gucci, Hermes, Hugo Boss, Miu Miu, Van Cleef & Arpels, Versace, Vertu and Wynn & Company Watches & Jewelry.

In addition, construction has commenced on the Wynn Diamond Suites at Wynn Macau, a fully-integrated resort hotel with over 400 luxury suites and villas along with restaurants, additional retail space and additional VIP gaming space. Wynn Diamond Suites is scheduled to open in approximately 25 months.

CONTACT: Wynn Resorts, Limited, Las Vegas
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com

SOURCE: Wynn Resorts, Limited